Exhibit 10.2

 Summary of Employment Arrangement with Joe Lam

Joe Lam is employed as Vice President of the Company on an "at will" basis. Mr. Lam’s arrangement with the Company provides for a starting annual salary of $150,000. In addition, the arrangement provides that, upon the approval of the Company’s Board of Directors, he shall be granted options to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $0.061 per share. Such options become exercisable 50% on the first anniversary of his employment and 50% on the second anniversary thereof.